Item 5.07	Submission of Matters to a Vote of Security Holders.

The Annual Meeting of the Stockholders of TFS Financial Corporation (the “Company”) was held on Thursday, February 23, 2017 in Cleveland, Ohio. For more information on the following proposals, see the Company's proxy statement dated January 10, 2017, the relevant portions of which are incorporated herein by reference.

The official ballot from the meeting, submitted to the Secretary by the Inspectors of Elections, disclosed the following tabulation of votes:

The stockholders elected the three nominees for director, each to hold office for a three-year term and until his successor has been duly elected and appointed as follows:

Directors	For	Withheld	Abstain	Broker Non-Votes
William C. Mulligan	264,526,630	6,472,667	163,249	8,964,096
Terrence R. Ozan	270,526,377	433,655	202,514	8,964,096
Marc A. Stefanski	254,343,219	16,697,456	121,871	8,964,096

The stockholders conducted an advisory vote on the compensation of our named executive officers, and voted as follows:

For	Against	Abstain	Broker Non-Votes
263,685,185	7,135,214	342,147	8,964,096

The stockholders conducted an advisory vote on the frequency of future advisory votes on the compensation of named executive officers, and voted as follows:

One Year	Two Years	Three Years	Abstain	Broker Non-Votes
26,545,705	511,460	243,701,643	403,738	8,964,096

The stockholders ratified the selection of Deloitte & Touche LLP as the Company's independent accountant for the Company's fiscal year ending September 30, 2017, and voted as follows:

For	Against	Abstain	Broker Non-Votes
279,457,320	359,966	309,356	0

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TFS FINANCIAL CORPORATION (Registrant)

February 24, 2017	By:	/s/ Paul J. Huml
Paul J. Huml
Chief Operating Officer